EXHIBIT 10.1

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement””), effective as of October 20, 2010 (the “Effective Date”), is entered into between SurModics Pharmaceuticals, Inc., a Delaware corporation (“SurModics”), having a place of business at 750 Lakeshore Parkway, Birmingham, Alabama 35211, U.S.A., and Edge Therapeutics, Inc. a Delaware corporation (“Edge”), having a place of business at 211 Warren Street, Newark, NJ 07103, with respect to the following facts:

WHEREAS, SurModics is the owner or exclusive licensee of certain technology, patent rights and know-how rights related to the SurModics IP Rights (as defined below);

WHEREAS, Edge is the owner or exclusive licensee of certain technology, patent rights and know-how rights related to Edge IP Rights (as defined below); and

WHEREAS, Edge desires to obtain from SurModics and SurModics desires to grant to Edge, a license under the SurModics IP Rights upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS.

1.1              “Active Agent” shall mean (a) nimodipine, (b) **, or (c) any of the Other Active Agents for which Edge has obtained rights to in accordance with Section 5.4.

1.2              “Affiliate” shall mean, with respect to a Party, any entity that controls or is controlled by such Party, or is under common control with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.3              “Clinical Trial” shall mean a human clinical trial in any country the results of which could be used to establish safety or efficacy of a product as a basis for an NDA or foreign equivalent.

1.4              “Clinical Trial Material” shall mean the Product manufactured by SurModics to support Clinical Trials.

1.5              “Combination Inventions” shall mean those Research Inventions set forth in Section 6(e) of the Development Agreement.

1.6              “Combination IP Rights” shall mean, collectively, the Combination Inventions and the Combination Patent Rights.

1.7              “Combination Patent Rights” shall mean any Patent Rights that claim or cover the Combination Inventions.

1.8              “Competitor” shall mean a company that makes a Formulation that competes against SurModics’ Formulation.

1.9              “Commercial Supply” shall mean Product manufactured by SurModics that has been approved by the FDA or its foreign equivalent for commercial release.

1.10          “Commercially Reasonable Efforts” shall mean those efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar market potential and market size and at a similar stage in the development or life of such product.

1.11          “Confidential Information” shall mean all information and data that (a) is provided by one Party to the other Party under this Agreement in any form, whether oral, visual or other form, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a Party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party (each, a “Confidentiality Exception”).

1.12          “Development Agreement” shall mean that certain Feasibility Evaluation Agreement between the Parties dated February 14, 2010, as may be amended or restated from time to time by the mutual written agreement of the Parties.

1.13          “Development Program” shall mean the development program conducted by the Parties pursuant to the Development Agreement.

1.14          “Directly Competing Product” shall mean a pharmaceutical and therapeutic equivalent pharmaceutical microparticle product incorporating an Active Agent. In this context, equivalence means that the dose, dosage form, dosing frequency, route of administration, strength, and concentration are similar to the Product and the therapeutic indications are the same.

1.15          “Edge IP Rights” shall mean, collectively, the Edge Patent Rights and the Edge Technology.

1.16          “Edge Patent Rights” shall mean, collectively, all Patent Rights owned or controlled by Edge that claim or cover the Edge Technology, including Improvements and derivatives. The Edge Patent Rights covered by this Agreement existing as of the Effective Date are set forth on Appendix B attached and incorporated by reference into this Agreement.

1.17          “Edge Research Inventions” shall mean those Research Inventions set forth in Section 6(c) of the Development Agreement.

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1.18          “Edge Research IP Rights” shall mean shall mean collectively the Edge Research Inventions and the Edge Research Patent Rights.

1.19          “Edge Research Patent Rights” shall mean all Patent Rights that claim or cover the Edge Research Inventions.

1.20          “Edge Technology” shall mean all Know-How owned or controlled by Edge, developed or acquired outside of the Development Agreement, that is reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, use, or otherwise commercially exploit the Product. All Edge Technology that does not fall within the scope of a Confidentiality Exception shall be the Confidential Information of Edge. The Edge Technology covered by this Agreement existing as of the Effective Date is set forth on Appendix B attached and incorporated by reference into this Agreement.

1.21          “Field” shall mean Intracranial Delivery for the prevention or treatment of delayed complications following intracranial hemorrhage such as intracerebral, intraventricular, subdural or subarachnoid hemorrhage or a combination thereof in humans.

1.22          “First Commercial Sale” shall mean the first sale of the Product by Edge, its sublicensee or their respective Affiliates to customers who are not Affiliates in any country after all applicable marketing approvals (if any) have been granted by the applicable governing health authority.

1.23          “Formulation” shall mean a biodegradable ** formulation imparting a controlled release of one or more Active Agents.

1.24          “Improvements” shall mean any and all enhancements, discoveries, inventions, additions, alterations, modifications, design changes and other improvements, whether or not patentable, with respect to the Product owned or controlled by a Party during the term of this Agreement.

1.25          “including” shall mean including without limitation except to extent specifically provided herein.

1.26          “IND” shall mean an Investigational New Drug application or similar application required to commence human clinical testing of a product submitted to the FDA or its foreign equivalent.

1.27          “Intracranial Delivery” shall mean the surgical placement by syringe, catheter or other injection means directly into the intracerebral, intraventricular or subarachnoid space or other sites within the cranium. Intracranial Delivery shall exclude intravascular procedures or techniques.

1.28          “Know-How” shall mean any and all proprietary technical information, formulations, processes, data, specifications, characterization methods, characterization results, and other proprietary information, excluding any Patent Rights with respect thereto.

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1.29          “NDA” shall mean a New Drug Application or similar application for marketing approval of a product submitted to the FDA or its foreign equivalent.

1.30          “Net Sales” shall mean the gross sales price of each Product (in final form for end use) invoiced by Edge, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of the Product) less, to the extent reasonable and customary in the pharmaceutical industry and actually paid or accrued by Edge, its sublicensee or their respective Affiliates (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Edge, its sublicensee or their respective Affiliates (as applicable) in transporting the Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for the Product given to such customers under price reduction programs that are consistent with price reductions given for similar products by Edge, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of the Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing the Product in final form to such customers. Such amounts shall be determined in accordance with Generally Accepted Accounting Principles consistently applied.

1.31          “Party” shall mean Edge and SurModics, individually, and “Parties” shall mean Edge and SurModics, collectively, and their successors or assigns pursuant to Section 10.3 hereof.

1.32          “Patent Infringement Claim” shall mean a third party lawsuit (a) brought against either Party before a court of competent jurisdiction, (b) that includes a claim alleging that the Product infringes such third party’s Patent Rights and (c) such claim of infringement relates primarily to the SurModics IP Rights used or incorporated in the Product.

1.33          “Patent Rights” shall mean any of the following, whether existing now or in the future anywhere in the world (a) any issued patent, including inventor’s certificates, substitutions, extensions, supplemental protection certificates, confirmations, reissues, reexaminations, renewals, or any like governmental grant for protection of inventions; and (b) any pending applications for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.34          “Phase II Clinical Trial” shall mean a controlled and lawful study in humans designed with the purpose of determining dosing of Product in patients for the Field or that would otherwise satisfy 21 CFR 312.21(b).

1.35          “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a product as a basis for an NDA or that would otherwise satisfy requirements of 21 CFR 312.21(c).

1.36          “Phase III Clinical Trial Material” shall mean Product manufactured by SurModics to support Phase III Clinical Trials.

1.37          “the/each Product” shall mean one or more of the Active Agents (separate or in any combination) incorporated into the Formulation for use in the Field.

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1.38          “Research Inventions” shall mean collectively all inventions, Know-How, trade secrets, discoveries, development, methods, techniques, formulae, processes and compositions of matter, whether or not patentable, resulting or derived from or directly relating to SurModics’ and/or Edge’s activities under the Development Agreement or any other agreement between the Parties.

1.39          “Royalty Credit” shall mean an adjustment to the royalties owed to SurModics on Net Sales of a Product following the adjudication of a Patent Infringement Claim involving such Product that is equal to the difference between the royalties calculated using the royalty rate in Section 4.1.3 and the reduced royalty rate in Section 4.1.4 during the pendency of the Patent Infringement Claim.

1.40          “Royalty Term” shall mean, with respect to each country the longer of (a) the period of time during which the manufacture, use or sale of each Product in such country is covered by a Valid Claim, or (b) the period ending twelve (12) years from the First Commercial Sale of each Product in such country, if there is no Valid Claim that covers the manufacture, use, or sale of the Product in such country.

1.41          “Sublicensing Revenue” shall mean the aggregate cash consideration plus the fair market value of any in kind consideration paid or payable to Edge or its Affiliates in connection with the grant of any sublicense, promotion, marketing, distribution, joint venture, or other rights by Edge or its Affiliates to a third party relating to each Product including sublicense fees, maintenance fees and milestone payments but excluding: (a) royalties calculated as a percentage of Net Sales of the Product, (b) equity investments in Edge by a sublicensee for the fair market value of the equity purchased on the date of the investment; however, the fair market value of any SurModics IP Rights transferred to such sublicensee as part of or coincident with such investment shall not be excluded, (c) loan proceeds paid to Edge by a sublicensee in an arms length, full recourse debt financing to the extent that such loan is not forgiven, and (d) sponsored research funding paid to Edge by a sublicensee in a bona fide transaction for future research to be performed by Edge.

1.42          “SurModics IP Rights” shall mean, collectively, the SurModics Technology and the SurModics Patent Rights.

1.43          “SurModics Patent Rights” shall mean, collectively, the Patent Rights that claim or cover the SurModics Technology, including Improvements and derivatives. The SurModics Patent Rights covered by this Agreement existing as of the Effective Date are set forth on Appendix A attached and incorporated by reference into this Agreement.

1.44          “SurModics Research Inventions” shall mean those Research Inventions set forth in Section 6(d) of the Development Agreement.

1.45          “SurModics Research IP Rights” shall mean collectively the SurModics Research Inventions and the SurModics Research Patent Rights.

1.46          “SurModics Research Patent Rights” shall mean all Patent Rights that claim or cover the SurModics Research Inventions.

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1.47          “SurModics Technology” shall mean all Know-How (including any Improvements thereto) owned or controlled by SurModics, developed or acquired outside of the Development Agreement, that is reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, use, or otherwise commercially exploit the Product. All SurModics Technology that does not fall within the scope of a Confidentiality Exception shall be the Confidential Information of SurModics. The SurModics Know-How covered by this Agreement existing as of the Effective Date is set forth on Appendix A attached and incorporated by reference into this Agreement.

1.48          “Sublicense” shall mean any license granted by Edge (including its Affiliates or sublicensees) of the rights granted under Section 3.1.1 hereof (including any promotion, marketing, distribution, joint venture or other arrangement conferring such rights and intending to provide for the commercialization of products, including each Product in the Field) to a third party other than an Affiliate.

1.49          “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the SurModics Patent Rights or SurModics Research Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the SurModics Patent Rights or SurModics Research Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application; provided, however, that if such pending claim has not issued as a claim or an issued patent within the SurModics Patent Rights within ** years after the filing date from which such patent application takes priority, such pending claims shall not be a Valid Claim for purposes of this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

2.1              Each Party represents and warrants to the other Party as follows:

2.1.1        Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2        Authorization and Enforcement of Obligations. Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3        Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

2.1.4        No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) does not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) does not conflict with, or constitute a default under, any contractual obligation of such Party or to which such Party may be subject although not a Party.

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2.2              Edge represents and warrants to SurModics as follows:

2.2.1        Edge shall at all times during the term of this Agreement comply and cause its sublicensees and Affiliates to comply with all laws that may control or apply to the research, testing, development, distribution or marketing of each Product or any other activity undertaken pursuant to this Agreement.

2.2.2        To the best of Edge’s knowledge and belief Edge has sufficient and/or beneficial title under the Edge IP Rights to enable SurModics to perform the activities contemplated under the Development Program and that SurModics’ use of the Edge IP Rights in performance of the Development Program will not constitute infringement or misappropriation of the intellectual property rights of any third party.

2.3              SurModics represents and warrants to Edge as follows:

2.3.1        As of the Effective Date, Appendix A sets forth and includes a true and correct listing of all SurModics Patent Rights and all SurModics Technology. To SurModics actual knowledge, SurModics has sufficient and/or beneficial title under the SurModics IP Rights to grant Edge the license contemplated hereunder. There are no pending or threatened suits, legal proceedings, claims or governmental investigations against SurModics relating to any claim that the SurModics IP Rights infringe or violate any third party’s patents, copyrights, trademarks, trade secrets or other proprietary rights.

2.3.2        SurModics has not granted any right, license, or interest in, to, or under the SurModics IP Rights or the SurModics Research IP Rights that is inconsistent with the rights, licenses, and interests granted to Edge under the terms and conditions of this Agreement.

2.3.3        Upon request SurModics will promptly make available to Edge information material to the development and commercialization of each Product in the Field and is necessary for any regulatory submission for the development of the Product regarding the SurModics IP Rights or the SurModics Research IP Rights and Edge shall treat such information as Confidential Information under this Agreement. SurModics shall not unreasonably withhold such information. Edge shall have the right to share this Confidential Information with third parties bound by a confidentiality agreement no less restrictive than the confidentiality provisions set forth in this Agreement. If there is a disagreement to provide certain material, the Parties shall, within ten (10) days of reaching the conclusion that the disagreement cannot be resolved between them, engage an independent consultant mutually acceptable to the Parties for the purpose of providing within thirty (30) days, after consideration of all evidence submitted by the Parties, an opinion that shall be binding on the Parties. If the Parties are unable to agree upon an independent consultant, the Parties’ respective independent consultants shall mutually decide on a third independent consultant that shall be responsible for rendering a binding opinion on the Parties with regard to the information to be provided by SurModics to Edge. The expense of the independent consultant shall be borne by the non-prevailing party. SurModics will make available to Edge, promptly upon Edge’s request, every Material Safety Data Sheet(s) associated with the components of the Formulation that are subject to the control of SurModics, and shall update such Material Safety Data Sheet(s) as required by applicable law, statute or regulation. The Product supplied to Edge, if manufactured by SurModics, shall be produced in compliance with the applicable federal, state, and local laws of the jurisdiction in which the Product is produced and where it will be registered and all required certifications, registrations, or licenses with respect to the Product will be obtained by SurModics, if manufactured by SurModics and subject to further clarification with regard to cost and specific requirements in a manufacturing supply agreement to be executed by the Parties subject to Section 3.2.1 hereof.

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2.3.4        SurModics owns or controls the SurModics IP Rights.

2.3.5        SurModics will not knowingly incorporate, infringe or misappropriate the intellectual property rights of a third party during the course of the Development Program.

2.3.6        EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, SURMODICS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE FORMULATION AND EACH PRODUCT, OR ANY OF THE RIGHTS LICENSED TO EDGE UNDER THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, OR NON-INFRINGEMENT.

3.	LICENSE GRANT.

3.1              License Grant to Edge.

3.1.1        On the terms and conditions of this Agreement, SurModics hereby grants to Edge an exclusive (even as to SurModics), worldwide, royalty-bearing license under the SurModics IP Rights, SurModics Research IP Rights, and SurModics’ rights under the Combination IP Rights to make, have made (subject to Section 3.2.1) develop, use, offer for sale, sell, export and import the Product for use in the Field.

3.1.2        Edge shall have the right to grant Sublicenses and the recipient of a Sublicense from Edge shall have the right to grant Sublicenses, provided that compensation to SurModics is not reduced or diminished by the Sublicense, subject to the Sublicensing Revenue described in Section 4.1.5 hereof, to (a) third parties, other than Affiliates, for the purpose of developing or commercializing each Product in each case jointly with, or for the benefit of, Edge, or (b) to Affiliates; provided, however, that Edge shall allow its sublicensees only one layer of delegation with regard to Sublicensing. Additional Sublicensing layers must be approved by SurModics; such approval shall not be unreasonably withheld. Edge shall provide SurModics with a copy of each Sublicense agreement promptly after executing the same; provided, however, that Edge shall have the right to redact any confidential financial terms from the copy provided to SurModics; provided, however, SurModics shall have the ability to access financial information necessary to ascertain Edge’s compliance with the payment of Sublicensing Revenue. Any such Sublicense shall be subject and subordinate to the terms and conditions of this Agreement and Edge shall remain responsible for all payments due to SurModics hereunder and Edge shall remain liable for any breach of any Sublicenses.

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3.2              Manufacturing Rights to SurModics.

3.2.1        SurModics shall manufacture all Clinical Trial Material necessary to support Phase II Clinical Trials and any earlier Clinical Trials. Subject to execution of the agreement described in this Section 3.2 and unless otherwise agreed to by the Parties, SurModics will have the right to manufacture (a) Phase III Clinical Trial Material and (b) Commercial Supply subject to the following:

(a)                Edge shall negotiate in good faith and exclusively with SurModics, for a period of no less than three (3) months, an agreement for SurModics to manufacture Phase III Clinical Trial Material and Commercial Supply.

(b)               The negotiations of such manufacturing agreement shall commence promptly following successful completion of the Phase II Clinical Trials and after finalization of the manufacturing process for each Product.

3.2.2        Edge shall not engage any third party to manufacture Phase III Clinical Trial Material or Commercial Supply unless and until SurModics and Edge fail to agree upon a mutually agreeable manufacturing agreement. Any such agreement shall address a mutually agreeable price for each Product and SurModics meeting of Edge’s reasonable requirements for timeliness, quality, and quantity criteria for the Product. As part of such manufacturing agreement and for the purposes of SurModics manufacturing Clinical Trial Material to support the Phase II Clinical Trial(s) and any earlier Clinical Trials conducted by Edge, Edge shall grant to SurModics a royalty-free, nonexclusive, worldwide license (with the right to grant sublicenses, such sublicenses must be approved by Edge, such approval shall not be unreasonably withheld) as may be necessary other than sublicenses that are unacceptable to Edge for commercially reasonable reasons to fulfill any manufacturing and development obligations for the Clinical Trial Material and Commercial Supply under the Edge IP Rights, Edge Research IP Rights and Edge’s rights under the Combination IP Rights to make and have made the Product in the Field solely for sale to Edge, its sublicensees and their respective Affiliates.

3.2.3        In the event Edge fulfills its duties pursuant to Section 3.2.1 (e.g., negotiations in good faith and exclusively with SurModics) and the Parties are unable to negotiate a mutually agreeable manufacturing agreement and as a result Edge engages a manufacturer other than SurModics to make the Product, then SurModics will provide Edge and such manufacturer(s) with the necessary documentation to manufacturer the Product, at Edge’s expense, including the following: copy of batch records, production specifications, right to reference the drug master file, if it exists, raw material specifications and standard test methods. Any information obtained by Edge and such manufacturer(s) for manufacturing purposes shall be treated as the Confidential Information of SurModics, provided that Edge and such manufacturer(s) shall be permitted to disclose such information to third parties bound by a confidentiality agreement no less restrictive than the confidentiality provisions set forth in this Agreement and to regulatory authorities.

3.2.4        In the event either Party engages a subcontractor to assist in the development and manufacturing, such Party shall require the subcontractor to comply with every provision of this Agreement as if the subcontractor itself were a party and such Party shall be liable for all Liabilities resulting from such subcontractor’s breach of the same.

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3.3              Inspection. SurModics will permit Edge or its duly authorized representatives (who is not a Competitor to SurModics) to observe and consult with SurModics during the term of this Agreement. SurModics also agrees that Edge and its duly authorized agents (who are not a Competitor to SurModics) will have access subject to request and approval by SurModics; during normal operational hours and during active manufacturing of the Product, to inspect the facility and manufacturing process in regards to (i) the equipment and materials, (ii) the storage facilities for the raw materials and the Product, and (iii) all records relating to manufacturing of the Product. Edge’s right to access, inspect and audit the SurModics’ facility and manufacturing process shall be subject to the following limitations:

3.3.1        Any information obtained by Edge or its duly authorized representatives through such inspections and audits shall be treated as the Confidential Information of SurModics, provided that Edge shall be permitted to disclose such information to third parties under an obligation of confidentiality and to regulatory authorities.

3.3.2        Edge’s access, inspection and audit of the SurModics’ facility and manufacturing process shall be at Edge’s expense.

3.3.3        SurModics shall be permitted to take reasonable measures to restrict Edge’s access, inspection and audit of the SurModics’ facility and manufacturing process in order to protect the confidentiality of the SurModics’ other clients and their products and processes including observation of the required security procedures at all facilities.

3.3.4        Edge shall provide SurModics a summary of the findings from each report prepared in connection with any such access, inspections and audits.

3.3.5        Edge may access, inspect and audit the SurModics’ facility and manufacturing process not more than once per calendar year; provided, however, that if Edge’s access, inspection or audit reveals a breach by the SurModics of its obligations hereunder, then Edge may return until the breach has been cured.

3.3.6        Edge shall provide SurModics no less than thirty (30) days advance notice of any access, inspection or audit visit to the SurModics’ facility and the audit length will be no more than three (3) full business days, subject to necessary extension by mutual agreement of the parties and the exact audit dates will be determined by mutual agreement of the Parties.

3.4              No Implied Licenses; Reservation of Rights.

3.4.1        Only the licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise. Edge acknowledges that SurModics’ business involves the application of the SurModics Technology to numerous drugs and other products and that SurModics retains the right (expressly subject to SurModics’ obligations under this Agreement or under any other agreement between the Parties) to apply its technology to drugs or products owned by SurModics or any third party and to make, use or sell drugs or products owned by SurModics or any third party. For the avoidance of doubt, no license is conferred to Edge under the SurModics IP Rights, SurModics Research IP Rights or SurModics’ rights under the Combination IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in or with any product, item, device or technology other than the Product in the Field, and SurModics retains and reserves all rights that are not explicitly granted to Edge herein including the sole and exclusive right to use and exploit SurModics IP Rights, SurModics Research IP Rights and SurModics’ rights under the Combination IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in any product, process, item, device, machine or other apparatus that is not the Product.

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3.4.2        Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise. SurModics acknowledges that Edge’s business involves the intracranial delivery of other agent(s) or composition(s) through different depot formulation and that Edge retains the right (expressly subject to Edge’s obligations under this Agreement or under any other agreement between the Parties) to apply its technology to different depot formulations owned by any third party. For the avoidance of doubt, no license is conferred to SurModics under the Edge IP Rights, Edge Research IP Rights or Edge’s rights under the Combination IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in or with any product, item, device or technology, and Edge retains and reserves all rights that are not explicitly granted to SurModics herein including the sole and exclusive right to use and exploit Edge IP Rights, Edge Research IP Rights and Edge’s rights under the Combination IP Rights to research, develop, make, have made, use, offer to sell, sell, have sold, import, export or otherwise deal in any product, process, item, device, machine or other apparatus that is not the Product without SurModics.

4.	FINANCIAL TERM.

4.1              Royalties.

4.1.1        Within thirty (30) days following the First Commercial Sale of each Product and achievement of a Milestone (as defined below), Edge shall give written notice to SurModics thereof.

4.1.2        Edge shall owe SurModics the following non-refundable, non-creditable amounts set forth below upon satisfaction of the applicable Milestone for each Product (on a Product-by-Product basis including combinations thereof with the exception of the “Initial Milestone” and Edge shall pay SurModics the following non-refundable, non-creditable amounts as set forth below. For each Product developed by Edge (all references to regulatory milestones are intended to mean with the United States FDA or the first agency applied to in any jurisdiction) each a “Milestone.”

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Milestone	Milestone Payment Amount	Milestone Payment Due
Upon execution of this Agreement “Initial Milestone”	** U.S. Dollars	The first ** paid within thirty days of execution of this Agreement, an additional ** within six months of execution of this Agreement (April 15, 2010) and the final ** no later than September 30, 2011.
Upon dosing of first patient in the first Phase III Clinical Trial for a Product	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon acceptance for review of the first application with the FDA (or foreign equivalent) for the purpose of obtaining regulatory approval to promote, market, distribute or sell a Product	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first approval from the FDA granting permission to promote, market, distribute or sell a Product in the United States	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first approval from a European regulatory agency granting permission to promote, market, distribute or sell a Product in Europe	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first approval from a Japanese regulatory agency granting permission to promote, market, distribute or sell a Product in Japan	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first achievement of worldwide Net Sales of Product in an amount equal or greater than ** U.S. Dollars in any calendar year	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first achievement of worldwide Net Sales of Product in an amount equal or greater than ** U.S. Dollars in any calendar year	** U.S. Dollars	Within ** of satisfaction of the Milestone
Upon first achievement of worldwide Net Sales of Product in an amount equal or greater than ** U.S. Dollars in any calendar year	** U.S. Dollars	Within ** of satisfaction of the Milestone

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4.1.3        Earned Royalties. During the applicable Royalty Term, Edge shall pay to SurModics a royalty of ** of Net Sales of each Product within forty-five (45) after the end of each calendar quarter following the First Commercial Sale of each Product by Edge, its sublicensees or their respective Affiliates. For clarity sake, if Edge introduces more than one Product, Edge will owe a royalty of ** of Net Sales on every Product regardless of which or if more than one of the compounds including combinations thereof identified as Active Agent are commercialized utilizing SurModics IP Rights.

4.1.4        Royalty Abatements. Edge shall be entitled to the following royalty reductions:

(a)                Know-How Royalty. If, during any calendar quarter during the applicable Royalty Term there is no Valid Claim in a country that covers the manufacture, use, offer for sale, sale or import of the Product then the applicable royalty rate in such country shall be reduced by **.

(b)               Directly Competing Product. In the event that a Directly Competing Product is sold by a third party in a particular country and such Directly Competing Product attains in such country a market share of more than ** of aggregate gross dollar sales of each Product in a calendar year then the applicable royalty rate in such country shall be reduced by **. For clarity, the royalty rate payable to SurModics will not be reduced by more than ** and shall only be reduced with respect to the Product to which such Directly Competing Product relates.

(c)                Patent Infringement Claim. During the pendency of a Patent Infringement Claim in a particular country, the applicable royalty rate in such country shall be reduced by **; provided, however, following an adjudication of the Patent Infringement Claim (i) without a finding of infringement (final and non-appealable), the royalty rate shall return to the rate set forth in Section 4.1.3 and Edge shall promptly pay SurModics the Royalty Credit associated with such Patent Infringement Claim, or (ii) with a finding of infringement (final and non-appealable), the applicable royalty rate (as defined in Section 4.1.3) in such country shall thereafter be further reduced by **.

(d)               Maximum Royalty Reduction. For clarity, except as set forth in Section 4.1.4(c)(ii), during the applicable Royalty Term, the royalty rate payable to SurModics will not be reduced by more than **.

4.1.5        Sublicensing Revenue. In addition, in the event that Edge Sublicenses its rights under the SurModics IP Rights, SurModics Research IP Rights, and SurModics rights under the Combination IP Rights to develop, use, offer for sale, sell, export or import the Product for use in the Field to a third party, then Edge shall pay to SurModics ** of its Sublicensing Revenue. For the avoidance of doubt, the Sublicensing Revenue shall be in addition to the royalties due and owing under Section 4.1.3 and Section 4.1.4 of this Agreement.

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4.1.6        If Edge, its sublicensees or their respective Affiliates sells the Product to a third party who also purchases other products or services from Edge, its sublicensees or their respective Affiliates, and Edge, its sublicensees or their respective Affiliates discounts the purchase price of each Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of each Product to such third party shall equal the arm’s length price that third parties would generally pay for each Product alone when not purchasing any other product or service from Edge, its sublicensees or their respective Affiliates. For purposes of this provision “discounting” includes establishing the list price at a lower-than-normal level.

4.2              Royalty Reports.

4.2.1        Within sixty (60) days after the end of each calendar quarter following the First Commercial Sale of each Product by Edge, its sublicensees or their respective Affiliates, Edge shall furnish to SurModics a written report showing in reasonably specific detail, on a country-by-country basis, (a) the gross sales of each Product sold by Edge, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted from such royalties; and (d) the exchange rates, if any, used in determining the amount of United States dollars.

4.2.2        With respect to sales of each Product invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of each Product invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, United States Western Edition, under the heading “Currency Trading” on the last business day of the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.

4.2.3        Edge shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.

4.2.4        All royalties shown to have accrued by each royalty report provided under this Section 4.2 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

4.3              Audits.

4.3.1        Upon the written request of SurModics and not more than once in each calendar year, Edge shall permit an independent certified public accounting firm of nationally recognized standing, selected by SurModics and reasonably acceptable to Edge, at SurModics’ expense, to have access during normal business hours to such records of Edge as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to SurModics only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

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4.3.2        If such accounting firm concludes that additional royalties were owed during the audited period, Edge shall pay such additional royalties within thirty (30) days of the date SurModics delivers to Edge such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by SurModics; provided, however, if the audit discloses that the royalties payable by Edge for such period are more than ** of the royalties actually paid for such period, then Edge shall pay the reasonable fees and expenses charged by such accounting firm.

4.3.3        SurModics shall treat all financial information subject to review under this Section 4.3 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

4.4              Withholding Taxes. Edge shall be entitled to deduct from the royalty payments otherwise due to SurModics hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are required to be withheld by Edge, to the extent Edge pays to the appropriate governmental authority on behalf of SurModics such taxes, levies or charges. Edge shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of SurModics by Edge. Edge promptly shall deliver to SurModics proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

4.5              Payment Method. All payments by Edge to SurModics hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by SurModics to Edge.

4.6              Interest. Edge additionally shall pay SurModics interest on all amounts due hereunder which are not paid on or before the due date therefore, calculated at a rate equal to the lesser of **, or the maximum rate permitted by law, whichever is lower, calculated on the number of days such payment is past due, compounded monthly.

5.	DEVELOPMENT PROGRAM.

5.1              Conduct. The Parties shall perform their respective obligations under the Development Agreement. Each Party shall use its Commercially Reasonable Efforts to perform its obligations under the Development Agreement within the proposed time schedules set forth therein. Any intellectual property rights (including any Know-How or Patent Rights) developed or conceived by either Party shall be governed in accordance with the terms of the Development Agreement.

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5.2              Term. The Development Program shall terminate upon the completion of the activities described in the Development Agreement, or such other date as the Parties mutually agree in writing.

5.3              No Warranty. SurModics does not represent, warrant, or guarantee that the results or outcome of the Development Program (or any portion thereof), or any products produced therefrom are merchantable or satisfactory for any particular purpose, and there are no warranties, express or implied, to such effect. Edge bears the sole risk of acceptance, reliance on or use of the results provided to Edge by SurModics under the Development Program.

5.4              Other Active Agents. In the event the feasibility of using ** or ** (each, an “Other Active Agent”) with the Formulation in the Field is demonstrated under a separate agreement between SurModics and Edge, then the meaning of the term Active Agent shall be expanded to include such Other Active Agent (or both, as the case may be) (the “Active Agent Option”). As long as Edge has an Active Agent Option, SurModics shall not sell, license, or grant rights to SurModics IP Rights, SurModics Research IP Rights, and SurModics’ rights under the Combination IP Rights for use with the Other Active Agents for use in the Field other than with Edge. The Active Agent Option shall be time limited for a ** period beginning with the Effective Date of this Agreement. Edge may extend the Active Agent Option for an additional ** period subject to payment of an extension fee of ** U.S. Dollars on or prior to the expiration of the initial ** period. The parties agree that each Product incorporating an Other Active Agent (and each unique combination of Active Agents) shall be considered separate Products and shall require payment of all the enumerated Milestones in Section 4 as the new Product meets the enumerated Milestones with the exception of the Initial Milestone due upon execution of this Agreement and no credit will be given for previously paid Milestone amounts. In addition, Edge shall owe the royalty pursuant to Section 4.1.3 and Sublicensing Revenue pursuant to Section 4.1.5 on each Product.

6.	DEVELOPMENT AND COMMERCIALIZATION BY EDGE.

6.1              Responsibility. Except as otherwise set forth in the Development Program and this Section 6.1, Edge shall be solely responsible, at its sole cost, for conducting the development including Clinical Trials, regulatory approval and commercialization of each Product, and shall own all regulatory applications, filings, approvals and licenses for each Product.

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6.2              Diligence.

6.2.1        Edge shall use Commercially Reasonable Efforts to actively develop and obtain regulatory approvals to market each Product in major markets throughout the world as expeditiously as possible, and following such approval, shall use Commercially Reasonable Efforts to maximize Net Sales. Without limiting the generality of the foregoing, Edge shall use Commercially Reasonable Efforts to achieve the following milestones within the applicable period commencing on the Effective Date:

Period	Milestone
**	**
**	**
**	**
**	**
**	**
**	**

6.2.2        The foregoing milestones are estimates only and shall not be interpreted as firm deadlines; provided, however, that, unless the Parties otherwise mutually agree in writing, Edge’s failure to use Commercially Reasonable Efforts to achieve the diligence obligations of this Section 6.2.1 shall constitute a material breach of this Agreement unless the delay is solely attributable to SurModics.

6.3              Development and Commercialization Reports. Edge shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Within thirty (30) days after the end of each calendar quarter until the First Commercial Sale of each Product on a country-by-country basis, Edge shall prepare and provide SurModics with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date of such report to develop and obtain regulatory approvals to market each Product in major markets throughout the world.

6.4              Regulatory Communications.

6.4.1        If the FDA or the governing health authorities of any country initiates any oral communication with Edge directly regarding the SurModics Technology and/or SurModics IP Rights, Edge shall have the right to respond to such communication to the extent reasonably necessary or appropriate under the circumstances; provided, however, that (a) Edge shall use reasonable efforts to limit the communications regarding the SurModics Technology and/or SurModics IP Rights that are conducted without the participation of SurModics; (b) promptly thereafter, Edge shall provide SurModics with written notice thereof in reasonably specific detail describing the communications regarding the SurModics Technology and/or SurModics IP Rights; and (c) Edge promptly shall provide SurModics with copies of all minutes and other materials resulting therefrom directly regarding the SurModics Technology and/or SurModics IP Rights.

6.4.2        Edge promptly shall provide SurModics with copies of all written communications from the FDA or the governing health authorities of any country directly regarding the SurModics Technology and/or SurModics IP Rights. With respect to any filing, communication or other submission with the FDA or the governing health authorities of any country directly regarding the SurModics Technology and/or SurModics IP Rights, (a) Edge shall provide SurModics with an advance copy of the reasonably complete draft thereof; (b) SurModics shall have a reasonable opportunity (not to exceed ten (10) business days) to review, comment and consult on each such draft, taking into consideration any response deadline; (c) the Parties shall discuss SurModics’ comments relating to the SurModics Technology and/or SurModics IP Rights; and (d) Edge shall in good faith incorporate the reasonable comments of SurModics.

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7.	CONFIDENTIALITY.

7.1              Confidentiality. During the term of this Agreement and for a period of seven (7) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except on a need-to-know basis to such Party’s Affiliates, directors, officers, employees, sublicensees, and consultants, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

7.2              Terms of Agreement. Neither Party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such Party, (ii) a merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party. Notwithstanding the foregoing, prior to execution of this Agreement, the Parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each Party may disclose such information, as modified by mutual written agreement of the Parties, without the consent of the other Party.

7.3              Permitted Disclosures. The confidentiality obligations under this Section 7 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof. In the event that confidential treatment or other remedy is not obtained, the receiving Party shall furnish only that portion of the Confidential Information that is legally required to be furnished in the opinion of the receiving Party’s counsel. Such disclosed information shall remain Confidential Information.

8.	INDEMNIFICATION AND INSURANCE.

8.1              By Edge. Edge shall indemnify and hold harmless SurModics, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings brought or initiated by any third party to the extent resulting from (a) the material breach of any representation, warranty or covenant by Edge under this Agreement; or (b) the manufacture, use, sale, testing, handling or storage of each Product by or on behalf of Edge, its sublicensees or their respective Affiliates, customers or end-users (including with respect to the infringement or misappropriation of intellectual property rights of third parties) other than Liabilities arising from SurModics’ material breach of its obligations to Edge or SurModics’ gross negligence or willful misconduct, or (c) the use of the Confidential Information of SurModics by Edge, its sublicensees or their respective Affiliates in violation of this Agreement.

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8.2              By SurModics. SurModics shall indemnify and hold harmless Edge, and its directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings brought or initiated by any third party to the extent resulting from (a) the material breach of any representation, warranty or covenant by SurModics under this Agreement; or (b) the use of the Confidential Information of Edge by SurModics, its sublicensees or their respective Affiliates in violation of this Agreement.

8.3              Procedure. If a Party (the “Indemnitee”) intends to claim indemnification under this Section 8, it shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The obligations of this Section 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 8, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any Party claiming indemnification otherwise than under this Section 8. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 8.

8.4              Enforcement. At any time during the term of this Agreement, SurModics and Edge shall each promptly notify the other in writing upon learning of any Infringing Product. As used herein, “Infringing Product” shall mean any product sold by a third party that (a) is formulated as a biodegradable **; (b) contains the Active Agent; (c) infringes or is alleged to infringe any of the SurModics IP Rights, SurModics Research IP Rights or the SurModics’ rights under the Combination IP Rights licensed to Edge hereunder covering each Product.

8.4.1        SurModics IP Rights. SurModics shall have the sole right, at its discretion and expense, to enforce the SurModics IP Rights and any SurModics Research IP Rights against an Infringing Product to the extent such enforcement relates to the SurModics Technology. Upon receipt of a written notice from Edge requesting that SurModics initiate legal proceedings against an Infringing Product, SurModics agrees that it shall use its Commercially Reasonable Efforts to evaluate (a) whether it believes that such Infringing Product infringes the SurModics IP Rights or the SurModics Research IP Rights, and (b) the merits of any and all appropriate legal actions that may be brought against such third party to enforce the SurModics IP Rights or the SurModics Research IP Rights, taking into consideration such factors as the likelihood of success on the merits of any such action, the likelihood that any such action might impair or otherwise affect the scope of such rights, the likelihood that failure to initiate legal proceedings might impair or otherwise negatively affect Edge’s ability to commercialize Product and other similar factors. In the event that SurModics initiates an enforcement action, Edge shall assist SurModics in connection with any such action, upon request and at SurModics’ sole expense, and to the extent commercially reasonable; and in any event, SurModics shall keep Edge reasonably informed of the progress of any such enforcement action. Any settlement or recovery shall be distributed in the following order: (i) to SurModics for reimbursement of expenses related to such claim, including but not limited to attorneys’ fees and expenses associated with the legal proceedings; and (ii) ** to Edge and ** to SurModics for damages related to the infringement, including lost profits. SurModics shall not make any settlement or compromise that adversely affects the interests of Edge with respect to the Product without the prior consent of Edge.

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Notwithstanding the foregoing, in the event SurModics chooses not to initiate an enforcement action, Edge shall have the right but not the obligation to initiate and prosecute such an action at its cost and expense provided, however that SurModics shall use its Commercially Reasonable Efforts to cooperate with Edge, at Edge’s sole expense. The amount of any settlement or recovery obtained in such enforcement action shall be retained by Edge, except that SurModics shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement as if such amount were Net Sales of Edge. Edge shall not make any settlement or compromise that adversely affects the interests of SurModics without the prior consent of SurModics.

8.4.2        Combination IP Rights.

Edge shall have the right, at its discretion and expense to enforce Combination IP Rights against an Infringing Product to the extent such enforcement relates to the Product for use in the Field. If both Parties wish to participate in such action, the action shall be brought jointly by both Parties and they will jointly select counsel and equally share any expenses. The Parties shall use their Commercially Reasonable Efforts to cooperate with each other in connection with any such action to enforce Combination IP Rights.

Any settlement or recovery shall be distributed in the following order: (i) to Edge (or pro rata to each Party if the Parties proceed jointly) for reimbursement of expenses related to such claim, including but not limited to attorneys’ fees and expenses associated with the legal proceedings; (ii) to Edge for any damages related to the license rights granted to it, including lost profits related to sales of Product in the Field; provided, however, that any such amounts (after relevant adjustment to convert to Net Sales of Products) shall be subject to the royalty obligations under this Agreement; and (iii) to the extent any settlement or recovery remains, to each Party equally.

No settlement, consent judgment or other voluntary final disposition of a suit under this Section 8.4.2 may be undertaken without the prior consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party’s rights under this Agreement or the validity of the Combination IP Rights.

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8.4.3 SurModics Costs. In any action brought by Edge pursuant to Section 8.4.1 (other than an action brought jointly by the Parties) in which SurModics is named or becomes involuntarily involved (including, for example, as a result of a counterclaim by Edge, or is required to respond to a subpoena), Edge shall indemnify and hold SurModics harmless from any damages, liabilities, costs or expenses resulting from any such action, and in such event, SurModics may be represented by counsel, of its own choice, and Edge shall promptly reimburse SurModics for its costs of retaining counsel.

8.5              Insurance. Each Party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding each Product in such amount as such Party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry. Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such Party customarily maintains insurance for itself covering similar activities for its other products.

9.	TERM AND TERMINATION.

9.1              Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 9, shall continue in effect until the expiration of Edge’s obligation to pay royalties hereunder.

9.2              Termination for Breach. If a Party has materially breached this Agreement (other than a breach by Edge of its obligations under Section 6.2 hereof), and such material breach shall continue for thirty (30) days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.

9.2.1        If Edge has breached its obligations under Section 6.2 hereof, then, as its sole remedy for such breach, SurModics shall have the right at its sole discretion either (a) to terminate this Agreement, or (b) to convert the license granted to Edge to non-exclusive, in either case effective upon written notice to Edge.

9.3              Termination by Edge. Edge may terminate this Agreement at any time upon ninety (90) days prior written notice to SurModics.

9.4              Effect of Expiration or Termination.

9.4.1        Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such expiration or termination. Without limiting the foregoing, Sections 7, 8, 9.4 and 10 hereof shall survive any expiration or termination of this Agreement.

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9.4.2        Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, (a) Edge promptly shall prepare and provide SurModics with a final royalty report through the date of expiration or termination, and shall pay to SurModics all royalties owing through such date, and (b) each Party shall return to the other Party all tangible items regarding the Confidential Information of the other Party and all copies thereof; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

9.4.3        Following termination of this Agreement, Edge may continue to sell the Product inventory for a wind-down period of twelve (12) months subject to the required royalty payments, at which time any remaining Product shall be destroyed at Edge’s expense.

10.	MISCELLANEOUS.

10.1          Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law principles thereof.

10.2          Waiver. No waiver by a Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.3          Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or Part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.3 shall be void.

10.4          Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

10.5          Further Actions. Each Party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.6          Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

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10.7          Notices. All requests and notices required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement.

If to SurModics:	SurModics Pharmaceuticals Inc. 750 Lakeshore Parkway Birmingham, Alabama 35211 U.S.A. Attn: License Administration

with a copy to:	SurModics, Inc 9924 West 74th Street Eden Prairie, Minnesota 55344
U.S.A. Attention: General Counsel

If to Edge:	NJIT-EDC Biotechnology Incubator Edge Therapeutics, Inc. 211 Warren Street Newark, New Jersey 07103
Attn: Brian A. Leuthner, President & CEO

With a copy to:	Fox Rothschild LLP 2700 Kelly Road, Suite 300 Warrington, PA 18976 Attn: Loren D. Danzis

10.8          Force Majeure. Nonperformance of a Party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party; provided, however, that the nonperforming Party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable.

10.9          Bankruptcy; Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, license of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. Each Party shall be entitled to all similar protections as licensee under bankruptcy laws of other countries.

10.10      No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY TO THE LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NOTHING IN THIS SECTION 10.10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8 ABOVE OR A PARTY’S RIGHT TO OBTAIN SUCH DAMAGES FOR A BREACH OF SECTION 7. A PARTY’S LIABILITY FOR THE SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF A THIRD PARTY SHALL CONSTITUTE THE DIRECT DAMAGES OF THE PARTY INCURRING THE LIABILITY.

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10.11      Complete Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect with the exception of the Development Agreement.

10.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

10.13      Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

10.14      Severability. Should one or several provisions of this Agreement be or become invalid, then the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have contracted this Agreement also with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have contracted this Agreement without the invalid provisions.

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IN WITNESS WHEREOF, the Parties hereto have each caused this License Agreement to be executed by their duly-authorized representatives as of the Effective Date.

SURMODICS PHARMACEUTICALS, INC.

By:	/s/ Arthur Tipton

Name:	Arthur Tipton

Title:	President

EDGE THERAPEUTICS, INC.

By:	/s/ Brian A. Leuthner

Name:	Brian A. Leuthner

Title:	President & CEO

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Appendix A

SurModics Patent Rights

**

**

**

**

**

**

**

**

**

**

AND ANY U.S. CONTINUATION(S), CONTINUATION(S) IN PART, OR DIVISIONALS AND ANY FOREIGN COUNTERPART OF THE ABOVE.

SurModics Technology

Proprietary Know-How Owned or Controlled by SurModics relating to:

**

Appendix B

Edge’s Technology

Proprietary Know-How Owned or Controlled by Edge Therapeutics Relating to:

**

Edge Patent Rights

**

Edge Trademark Rights

**